KPMG LLP
Chartered Accountants
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada

Telephone (604) 691-3000
Fax (604) 691-3031
Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Norsemont Mining Inc.

We consent to the use of our report dated January 26, 2007, except as to note 11(d) which is as of February 23, 2007 and note 5 which is as of April 19, 2007, with respect to the consolidated balance sheets of Norsemont Mining Inc. as of June 30, 2006 and 2005, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended June 30, 2006, incorporated herein and to the reference to our firm under the heading "Experts" in the Form 20-F Registration Statement.

As discussed in note 3, the consolidated financial statements as of June 30, 2006 and 2005 and for the years then ended have been restated.

KPMG LLP

Chartered Accountants

Vancouver, Canada
June 15, 2007